AGREEMENT AND PLAN OF SHARE EXCHANGE

THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (AGREEMENT, made this 20 April, 2006, by and among STAFFORD ENERGY, INC., a Nevada corporation, (“SFDE”), and Nucon, Inc. (“Nucon”), a Nevada corporation.

W I T N E S S E T H

WHEREAS, SFDE is a publicly traded company whose common stock, par value $.001 per share (the “SFDE Common Stock”) is quoted on the National Quotation Bureau Pink Sheets under the symbol “SFDE”.

WHEREAS, the shareholders of NUCON listed on Schedule I hereto (the “NUCON Shareholders”) own all of the issued and outstanding shares of NUCON’s common stock, (the “NUCON Common Stock”).

WHEREAS, the parties desire that SFDE acquire all of the NUCON Common Stock from the NUCON Shareholders solely in exchange for an aggregate of 22,500,000 newly issued shares of common stock (the “SFDE” Exchange Shares”) pursuant to the terms and conditions set forth in this Agreement.

WHEREAS, the Parties intend that the transaction contemplated herein (the “Transaction”) qualify as a reorganization and tax-free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended.

WHEREAS, immediately following the Closing (as hereinafter defined), the SFDE Exchange Shares will be issued to the NUCON Shareholders on a pro rata basis, in proportion to the ratio that the number of shares of NUCON Common Stock held by such NUCON Shareholder bears to the number of shares of NUCON Common Stock held by all the NUCON Shareholders as of the date of the Closing.

WHEREAS, following the Closing, NUCON will become a wholly-owned subsidiary of SFDE.

WHEREAS, immediately following the consummation of the Transaction contemplated hereby, the SFDE Exchange Shares will represent approximately Eighty Eight Percent (88%) of the total outstanding Common Stock of SFDE.

AGREEMENT

NOW THEREFORE, on the stated premises and for and in consideration of the foregoing recitals which are hereby incorporated by reference, the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
PLAN OF EXCHANGE

1.1  The Exchange. At the Closing (as hereinafter defined), each share of NUCON Common Stock issued and outstanding immediately prior to the Closing Date shall be exchanged for share(s) of SFDE Common Stock. The aggregate number of shares of SFDE Stock exchanged for the NUCON Shares pursuant to this Agreement shall be 22,500,000. From and after the Closing Date, the NUCON Shareholders shall no longer own any shares of NUCON Common Stock, and the stock certificates formerly representing shares of NUCON Common Stock shall represent the pro rata portion of the SFDE Exchange Shares issued in exchange therefore pursuant to this Agreement. Any fractional shares that would result from such exchange will be rounded up to the next highest whole number.

1.2  No Dilution. SFDE shall neither affect, nor fix any record date with respect to, any stock split, stock dividend, or similar change in the SFDE Stock between the date of this Agreement and the Effective Time.

1.3  Closing. The closing (“Closing”) of the transactions contemplated by this Agreement shall occur no later than two (“2”) business days after each of the closing conditions set forth in Articles V and VI have been satisfied or waived (the “Closing Date”).

1.4  Closing Events. At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all stock certificates, officers’ certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, and the documents and certificates provided in Sections 5.2, 5.4, 6.2, 6.4 and 6.5, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby. If agreed to by the parties, the Closing may take place through the exchange of documents (other than the exchange of stock certificates) by efax, fax, email and/or express courier. At the Closing, the SFDE Exchange Shares shall be issued in the names and denominations provided by NUCON.

1.5  Standstill.

(a)
Until the earlier of the Closing or April 15, 2006 (the “No Shop Period”), neither NUCON nor the NUCON Shareholders will (i) solicit or encourage any offer or enter into any agreement or other understanding, whether written or oral, for the sale, transfer or other disposition of any capital stock or assets of NUCON to or with any other entity or person, except as contemplated by the Transaction, other than sales of goods and services by NUCON in the ordinary course of its business; (ii) entertain or pursue any unsolicited communication, offer or proposal for any such sale, transfer or other disposition; or (iii) furnish to any person or entity (other than SFDE and its authorized agents and representatives) any nonpublic information concerning NUCON or its business, financial affairs or prospects for the purpose or with the intent of permitting such person or entity to evaluate a possible acquisition of any capital stock or assets of NUCON. If either NUCON or any of the NUCON Shareholders shall receive any unsolicited communication or offer, NUCON or the NUCON Shareholders, as applicable, shall immediately notify SFDE of the receipt of such communication or offer.

(b)
During the No-Shop Period, SFDE will not (i) solicit or encourage any offer or enter into any agreement or other understanding, whether written or oral, for the sale, transfer or other disposition of any capital stock or assets of SFDE to or with any other entity or person, except as contemplated herein, other than sales of goods and services by SFDE in the ordinary course of its business; (ii) entertain or pursue any unsolicited communication, offer or proposal for any such sale, transfer or other disposition; or (iii) furnish to any person or entity (other than NUCON, and its authorized agents and representatives) any nonpublic information concerning SFDE or its business, financial affairs or prospects for the purpose or with the intent of permitting such person or entity to evaluate a possible acquisition of any capital stock or assets of SFDE. If either SFDE or any of SFDE’s stockholders shall receive any unsolicited communication or offer, SFDE or SFDE’s stockholders, as applicable, shall immediately notify NUCON of the receipt of such communication or offer.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF NUCON

As an inducement to, and to obtain the reliance of SFDE, NUCON represents and warrants as follows:

2.1  Organization. NUCON is a company duly organized, validly existing, and in good standing under the laws of the State of the Nevada. NUCON has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of NUCON’s organizational documents. NUCON has taken all action required by laws, its articles of incorporation, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. NUCON has full power, authority, and legal right and has taken or will take all action required by law, its’ Articles of Incorporation, and otherwise to consummate the transactions herein contemplated.

2.2  Capitalization. All issued and outstanding shares of NUCON are legally issued, fully paid, and non-assessable and were not issued in violation of the pre-emptive or other rights of any person. NUCON has no outstanding options, warrants, or other convertible securities.

2.3  Subsidiaries and Predecessor Corporations. NUCON does not have any subsidiaries and does not own, beneficially or of record, any shares or other equity interests of any other corporation or entity.

2.4  Financial Statements.

(a)
On or before one hundred twenty (120) days following the Closing Date (the “Audit Period”), NUCON shall have delivered to SFDE (i) audited financial statements and notes thereto covering the period ending March 31, 2006, including income statements, balance sheets and statements of cash flow and stockholders equity for the year then ended, and including, an audit report issued by an accounting firm registered with the Public Company Accounting Oversight Board (“PCAOB”), (the “NUCON Audited Financial Statements”); and (ii) unaudited financial statements and notes thereto covering the Audit Period, including income statements, balance sheets and statements of cash flow and stockholders equity and including a review report issued by an accounting firm registered with the PCAOB (the “NUCON Unaudited Financial Statements”).

(b)
The NUCON Audited Financial Statements shall have been prepared in conformity with generally accepted accounting principles consistently applied. The NUCON Unaudited Financial Statements: shall (i) have been prepared in conformity with generally accepted accounting principles consistently applied; (ii) in approximate Form 10-Q format; and (iii) have been reviewed by an accounting firm registered with the Public Company Accounting Oversight Board. The NUCON Audited Financial Statements and the NUCON Unaudited Financial Statements are hereinafter collectively referred to as the “NUCON Financial Statements.”

(c)	NUCON has filed all local income tax returns required to be filed by it from its inception to the date hereof. All such returns are complete and accurate in all material respects.

(d)
NUCON has no liabilities with respect to the payment of federal, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which NUCON may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(e)
No deficiency for any taxes has been proposed, asserted or assessed against NUCON. There has been no tax audit, nor has there been any notice to NUCON by any taxing authority regarding any such tax audit, or, to the knowledge of NUCON, is any such tax audit threatened with regard to any taxes or NUCON tax returns. NUCON does not expect the assessment of any additional taxes of NUCON for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of NUCON.

(f)	The books and records, financial and otherwise, of NUCON are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

2.5  Information. The information concerning NUCON set forth in this Agreement and the NUCON Schedules are and will be complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading as of the date hereof and as of the Closing Date.

2.6  Common Stock Equivalents. There are no existing options, warrants, calls, commitments of any character or other common stock equivalents relating to the authorized and unissued NUCON Common Stock.

2.7  Absence of Certain Changes or Events. Except as set forth in this Agreement or the NUCON Schedules, since the date of the most recent NUCON Financial Statements, when received:

(a)
except in the normal course of business, there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of NUCON; or (ii) any damage, destruction, or loss to NUCON (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of NUCON;

(b)
NUCON has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) not otherwise in the ordinary course of business, and except for capital raised by issuance of debt or equity in a private placement or other capital raising transaction deemed advisable by NUCON; (ii) paid any material obligation or liability not otherwise in the ordinary course of business (absolute or contingent) other than current liabilities reflected in or shown on the most recent NUCON consolidated balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights not otherwise in the ordinary course of business (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $50,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $50,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which they are a party not otherwise in the ordinary course of business if such amendment or termination is material, considering the business of NUCON; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).

(c)
such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties.

2.8  Litigation and Proceedings. Except as set forth in the NUCON Schedules, are no actions, suits, proceedings, or investigations pending or, to the knowledge of NUCON, threatened by or against NUCON, or affecting NUCON, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

2.9  No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which NUCON is a party or to which any of its properties or operations are subject.

2.10  Contracts. NUCON has provided, or will provide SFDE, copies of all material contracts, agreements, franchises, license agreements, or other commitments to which NUCON is a party or by which it or any of its assets, products, technology, or properties are bound.

2.11  Compliance With Laws and Regulations. NUCON has complied with all applicable statutes and regulations of any national, county, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of NUCON, or except to the extent that noncompliance would not result in the incurrence of any material liability for NUCON.

2.12  Approval of Agreement. The board of directors of NUCON (the “NUCON Board”) and the NUCON Shareholders have authorized the execution and delivery of this Agreement by NUCON, and have approved the transactions contemplated hereby.

2.13  NUCON Schedules. NUCON will deliver, as soon as practicable, the following schedules, which are collectively referred to as the “NUCON Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement and instruments and data as of such date, all certified by the chief executive officer of NUCON as complete, true, and correct:

(a)	a schedule containing complete and correct copies of the organizational documents, as amended, of NUCON in effect as of the date of this Agreement; and

(b)
a schedule requested by SFDE, containing true and correct copies of all material contracts, agreements, or other instruments to which NUCON is a party or by which it or its properties are bound, specifically including all contracts, agreements, or arrangements referred to in Section 2.10.

2.14  Title and Related Matters. NUCON has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the NUCON balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except:

(a)	statutory liens or claims not yet delinquent;

(b)
such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and

(c)	as described in the NUCON Schedules.

2.15  Governmental Authorizations. NUCON has all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by NUCON of this Agreement and the consummation by NUCON of the transactions contemplated hereby.

2.16  Continuity of Business Enterprises. NUCON has no commitment or present intention to liquidate NUCON or sell or otherwise dispose of a material portion of its business or assets following the consummation of the transactions contemplated hereby.

2.17  Ownership of NUCON Shares. The NUCON Shareholders are the legal and beneficial owners of 100% of the NUCON Common Stock as set forth on Schedule I, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, and the NUCON Shareholders have full right, power, and authority to transfer, assign, convey, and deliver their respective NUCON Common Stock; and delivery of such common stock at the Closing will convey to SFDE good and marketable title to such shares free and clear of any claims, charges, equities, liens, security interests, and encumbrances except for any such claims, charges, equities, liens, security interests, and encumbrances arising out of such shares being held by SFDE.

2.18  Brokers. NUCON has not entered into any contract with any person, firm or other entity that would obligate NUCON or SFDE to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

2.19  Nominees. The nomine(es) of NUCON to serve as SFDE's director(s) and officer(s) following the Closing (the "Nominees"), whose name(s) and signature(s) appear on Schedule II hereto, represent that no event listed in Sub-paragraphs (1) through (4) of Subparagraph (d) of Item 401 of Regulation S-B has occurred with respect to any of the Nominees during the past five years which is material to an evaluation of the ability or integrity of such Nominee.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF SFDE

As an inducement to, and to obtain the reliance of NUCON, SFDE represents and warrants as follows:

3.1  Organization. SFDE is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the SFDE Schedules (as hereinafter defined) are complete and correct copies of the Articles of Incorporation and bylaws of SFDE, and all amendments thereto, as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of SFDE’s Article of Incorporation or bylaws. SFDE has taken all action required by law, its Articles of Incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and SFDE has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

3.2  Capitalization. SFDE’s authorized capitalization consists of 100,000,000 shares of Common Stock, of which no more than 3,358,646 shares will be issued and outstanding at Closing; an aggregate of 22,500,000 shares of SFDE Stock shall be issued as of the Closing; and 5,000,000 shares of preferred “B” stock authorized. All presently issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person. The SFDE Exchange Shares will be legally issued, fully paid and non-assessable and shall not be issued in violation of the pre-emptive or other rights of any other person.

3.3  Subsidiaries. Other than Stafford Energy Canada Ltd and Abucco Technologies, Inc. ( each of which shall be dividended to shareholders of SFDE prior to or at Closing) SFDE does not have any subsidiaries and does not own, beneficially or of record, any shares or other equity interests of any other corporation or other entity.

3.4  Financial Statements.

(a)
SFDE has no liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which SFDE may be liable in its own right, or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(b)
Except for the 2003, 2004 and 2005 tax years for which SFDE neither earned nor derived any revenue or income, SFDE has filed all federal, state, or local income tax returns required to be filed by it from its inception to the date hereof.

(c)	The books and records, financial and otherwise, of SFDE are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

(d)
No deficiency for any taxes has been proposed, asserted or assessed against SFDE. There has been no tax audit, nor has there been any notice to SFDE by any taxing authority regarding any such tax audit, or, to the knowledge of SFDE, is any such tax audit threatened with regard to any taxes or SFDE tax returns. SFDE does not expect the assessment of any additional taxes of SFDE for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of SFDE.

(e)
SFDE has good and marketable title to its assets and, except as set forth in the SFDE Schedules or the Financial Statements of SFDE or the notes thereto, has no material contingent liabilities, direct or indirect, matured or unmatured.

3.5  Information. The information concerning SFDE set forth in this Agreement and the SFDE Schedules are and will be complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading as of the date hereof and as of the Closing Date.

3.6  Common Stock Equivalents. All existing options, calls, warrants, commitments of any character or other common stock equivalents relating to authorized and unissued stock of SFDE will be cancelled prior to closing.

3.7  Absence of Certain Changes or Events. Except as described herein or in the SFDE Schedules:

(a)
There has not been (i) any material adverse change, financial or otherwise, in the business, operations, properties, assets, or condition of SFDE (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of SFDE;

(b)
SFDE has not (i) amended its Articles of Incorporation or bylaws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of SFDE; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for, or with its officers, directors, or employees;

(c)
SFDE has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof which will not have been cancelled at or prior to Closing; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent SFDE balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, property, or rights (except assets, property, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $5,000); debts meaning amounts owing to the company and not owed by the company as SFDE will have to write off accounts payable ??? (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of SFDE; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement;

(d)
SFDE is a corporate shell and has no assets, liabilities or accounts payable of any kind or nature, actual or contingent, in excess of $25,000 in the aggregate as of the Closing Date which amount will be paid by Nucon at Closing; and

(e)
To the best knowledge of SFDE, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of SFDE.

3.8  Title and Related Matters. SFDE has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the SFDE balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except:

(a)	statutory liens or claims not yet delinquent;

(b)
such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and

(c)	as described in the SFDE Schedules.

3.9  Litigation and Proceedings. There are no actions, suits, or proceedings pending or, to the knowledge of SFDE, threatened by or against or affecting SFDE, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

3.10  Contracts. SFDE is not a party to any material contract, agreement, or other commitment, except as specifically disclosed in its schedules to this Agreement.

3.11  No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which SFDE is a party or to which it or any of its assets or operations are subject.

3.12  Governmental Authorizations. SFDE has all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by SFDE of this Agreement and the consummation by SFDE of the transactions contemplated hereby.

3.13  Compliance With Laws and Regulations. To the best of its knowledge, SFDE has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or conditions of SFDE or except to the extent that noncompliance would not result in the incurrence of any material liability. This compliance includes, but is not limited to, to the extent such compliance is applicable, the filing of all reports to date with the U.S. Securities and Exchange Commission (the “SEC”) and state securities authorities.

3.14  Insurance. SFDE owns no insurable properties and carries no casualty or liability insurance.

3.15  Approval of Agreement. The board of directors of SFDE (the “SFDE Board”) has authorized the execution and delivery of this Agreement by SFDE and the SFDE Board and a majority of SFDE’s shareholders (the “SFDE Shareholders”) have approved this Agreement and the transactions contemplated hereby.

3.16  Continuity of Business Enterprises. SFDE has no commitment or present intention to liquidate SFDE or sell or otherwise dispose of a material portion of its business or assets following the consummation of the transactions contemplated hereby.

3.17  Material Transactions of Affiliations. Except as disclosed herein and in the SFDE Schedules, there exists no material contract, agreement, or arrangement between SFDE and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record or known by SFDE to own beneficially, 10% or more of the issued and outstanding common stock of SFDE and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. Neither any officer, director, nor 10% stockholder of SFDE has, or has had during the last preceding full fiscal year, any known interest in any material transaction with SFDE which was material to the business of SFDE. SFDE has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with any such affiliated person.

3.18  Employment Matters. SFDE has no employees other than its executive officers.

3.19  SFDE Schedules. SFDE has delivered to NUCON, or will deliver as soon as practicable at NUCON’s request, the following schedules, which are collectively referred to as the “SFDE Schedules,” which are dated the date of this Agreement, all certified by an officer to be complete, true, and accurate:

(a)	a schedule containing complete and accurate copies of the Articles of Incorporation and bylaws, as amended, of SFDE as in effect as of the date of this Agreement;

(b)	a schedule containing a copy of the federal income tax returns of SFDE identified in Section 3.4(B);

(c)	a schedule setting forth the description of any material adverse change in the business, operations, property, assets, or condition of SFDE, required to be provided pursuant to Section 3.7; and

(d)	a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the SFDE Schedules by Sections 3.1 through 3.17.

3.20  Current Information. SFDE shall cause the SFDE Schedules and the instruments and data delivered to NUCON hereunder to be updated after the date hereof up to and including the Closing Date.

3.21  Brokers. Other than SG Financial Services Group, SFDE has not entered into any contract with any person, firm or other entity that would obligate NUCON or SFDE to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

ARTICLE IV
SPECIAL COVENANTS

4.1  Shareholders’ Actions of SFDE. Prior to the Closing, SFDE shall cause the following actions to be taken by the written consent of the holders of a majority of the outstanding shares of common stock of SFDE.

(a)	the removal of each current director of SFDE and the election of nominee(s) of J. Holt Smith, Esq. as the directors of SFDE effective at the time of the Closing;

(b)	the approval of this Agreement and the transactions contemplated hereby and thereby; and

(c)	such other actions as the directors may determine are necessary or appropriate.

4.2  Shareholders’ Actions of NUCON. Prior to the Closing, NUCON shall cause the following actions to be taken by the written consent of the holders of a majority of the outstanding shares of common stock of NUCON.

(a)	the approval of this Agreement and the transactions contemplated hereby and thereby; and

(b)	payment of the sum of Twenty Five Thousand ($25,000) for subsequent repayment to Abucco Technologies Inc.

(c)	such other actions as the directors may determine are necessary or appropriate.

4.3  Access to Properties and Records. SFDE and NUCON will each afford to the officers and authorized representatives of the other reasonable access to the properties, books, and records of SFDE or NUCON in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of SFDE or NUCON as the other shall from time to time reasonably request.

4.4  Delivery of Books and Records. At the Closing, SFDE shall deliver to NUCON, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of SFDE now in the possession or control of SFDE or its representatives and agents.

4.5  Dilution Protection. Until the later of ninety (90) days after the Closing, or until such time as, Devlin Jensen Lawyers, as Escrow Agent, has received the sum of Three Hundred Thousand ($300,000.00) Dollars from the sale of shares of SFDE, SFDE shall not, without the prior written consent of Devlin Jensen Lawyers, which it shall not unreasonably withhold, affect any stock dividend, conversion, consolidation or combination of SFDE Common Stock.

(a)
Notwithstanding anything contained in 4.5 above, SFDE shall have the right to enter into commercial transaction(s) with Investment Bankers, which may include, but not be limited to, Hannover Capital Corporation and Newbridge Securities Corporation, which raises capital for SFDE including, but not limited to, the issuance of common or preferred stock and/or warrants of SFDE.

4.6  Actions Prior to Closing by both Parties.

(a)
From and after the date of this Agreement until the Closing Date and except as set forth in the SFDE or NUCON Schedules or as permitted or contemplated by this Agreement, SFDE and NUCON will each: (i) carry on its business in substantially the same manner as it has heretofore; (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty; (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; (iv) perform in all material respects all of its obligation under material contracts, leases, and instruments relating to or affecting its assets, properties, and business; (v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b)
From and after the date of this Agreement until the Closing Date, neither SFDE nor NUCON will: (i) make any change in their organizational documents, Articles of Incorporation or bylaws; (ii) take any action described in Section 2.7 in the case of NUCON, or in Section 3.7, in the case of SFDE (all except as permitted therein or as disclosed in the applicable party’s schedules); (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party’s schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services, or (iv) make or change any material tax election, settle or compromise any material tax liability or file any amended tax return.

4.7  NUCON’s Post-Closing Covenants. As soon as practicable following the Closing, NUCON shall:

(a)
Cause SFDE to file a Registration Statement on Form 10, Form 10-SB or any successor form with the SEC as soon as practicable following the Closing (but in no event later than 6 months following the Closing). SFDE shall use its best efforts to have the Registration Statement approved by the SEC as soon as practicable.

(b)
Cause quarterly unaudited financial statements, including income statements, balance sheets and statements of cash flow and stockholders equity, in conformity with generally accepted accounting principles to be prepared and reviewed by certified public accountants that are both a member of the SEC Practice Section of the AICPA and registered with the PCAOB within 60 days from the end of each fiscal quarter (the “Quarterly Statements”);

(c)
For a period of ninety (90) days following the Closing, SFDE shall refrain from the issuance, sale and transfer of shares of SFDE Common Stock at a price less than eighty percent (80%) of the closing bid price on the date thereof;

(d)
As soon as practicable following the preparation of the Quarterly Statements, to issue a standard form of financial press release summarizing the material financial results reported in the Quarterly Statements.

(e)	Nucon shall further refrain from any reverse split of SFDE common stock for a period of five (5) years

(f)	To remain current with its franchise tax and annual stockholders meeting obligations under the Nevada Revised Statutes.

(g)
As soon as practicable following the end of each fiscal year subsequent to the filing of the Form 10, to issue a standard form of financial press release summarizing the material financial results reported during such fiscal year.

4.8  Indemnification.

(a)
NUCON hereby agrees to indemnify SFDE and each of the officers, agents and directors of SFDE as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article II. The indemnification provided for in this paragraph shall not survive the Closing and consummation of the transactions contemplated hereby but shall survive the termination of this Agreement pursuant to Section 7.1(b) of this Agreement.

(b)
SFDE hereby agrees to indemnify NUCON and each of the officers, agents and directors of NUCON as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article III. The indemnification provided for in this paragraph shall not survive the Closing and consummation of the transactions contemplated hereby but shall survive the termination of this Agreement pursuant to Section 7.1(c) of this Agreement.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF SFDE

The obligations of SFDE under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

5.1  Accuracy of Representations; Performance. The representations and warranties made by NUCON in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and NUCON shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by NUCON prior to or at the Closing. SFDE may request to be furnished with a certificate, signed by a duly authorized officer of NUCON and dated the Closing Date, to the foregoing effect.

5.2  Officer’s Certificates. SFDE shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of NUCON to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of NUCON threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the NUCON Schedules, by or against NUCON which might result in any material adverse change in any of the assets, properties, business, or operations of NUCON.

5.3  No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of NUCON, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations.

5.4  Other Items.

(a)
SFDE shall have received a shareholder list of NUCON containing the name, address, and number of shares held by each NUCON shareholder as of the date of Closing certified by an executive officer of NUCON as being true, complete, and accurate.

(b)	SFDE shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as SFDE may reasonably request.

(c)	Complete and satisfactory due diligence review of NUCON by SFDE.

(d)	Approval of the Transaction by the NUCON Board and the NUCON Shareholders.

(e)	On or before the date of the Closing, NUCON shall have delivered to SFDE the NUCON Financial Statements.

(f)	Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from NUCON’s lenders, creditors, vendors and lessors.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF NUCON

The obligations of NUCON under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

6.1  Accuracy of Representations; Performance. The representations and warranties made by SFDE in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and SFDE shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by SFDE prior to or at the Closing. NUCON shall have been furnished with a certificate, signed by a duly authorized executive officer of SFDE and dated the Closing Date, to the foregoing effect.

6.2  Officer’s Certificate. NUCON shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of SFDE to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of SFDE threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

6.3  No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of SFDE nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of SFDE.

6.4  Good Standing. NUCON shall have received a certificate of good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that SFDE is in good standing as a corporation in the State of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

6.5  Other Items.

(a)
NUCON shall have received a stockholder list of SFDE containing the name, address, and number of shares held by each SFDE stockholder as of the date of Closing certified by an executive officer of SFDE as being true, complete, and accurate.

(b)	NUCON shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as NUCON may reasonably request.

(c)	Complete and satisfactory due diligence review of SFDE by NUCON.

(d)	Approval of the Transaction by the SFDE Board and the SFDE Shareholders.

(e)	There shall have been no material adverse changes in SFDE, financial or otherwise, from the information provided in the SFDE Financial Statements.

(f)
As of immediately prior to the Closing, SFDE shall have no assets (other than the cash proceeds of the Offering), no liabilities, contingent or otherwise (other than certain liabilities which in no event shall exceed in the aggregate $5,000), and no net worth, as determined in accordance with generally accepted accounting principles.

(g)
At the Closing, the authorized capitalization of SFDE shall consist of (i) 100,000,000 shares of SFDE Stock, of which 3,358,646 shares, shall be issued and outstanding immediately after the Closing, excluding the SFDE Exchange Shares; and (ii) no shares of preferred stock shall be issued and outstanding.

(h)
Except as set forth herein, there shall be no SFDE Common Stock Equivalents outstanding as of immediately prior to the Closing. For purposes of the foregoing, “SFDE Common Stock Equivalents” shall mean any subscriptions, warrants, options or other rights or commitments of any character to subscribe for or purchase from SFDE, or obligating SFDE to issue, any shares of any class of the capital stock of SFDE or any securities convertible into or exchangeable for such shares.

(i)	The resignation of the officers and directors of SFDE effective upon the Closing, with such vacancies filled by the nominees of NUCON as set forth herein.

(j)
Although SFDE shall be the surviving corporation in the Transaction from a corporate law perspective, the Transaction shall be accounted for as a “reverse acquisition” for accounting and financial statement purposes, wherein NUCON shall be deemed the surviving entity for such purposes.

(k)	Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from SFDE’s lenders, creditors; vendors, and lessors.

ARTICLE VII
TERMINATION

7.1  Termination.

(a)
This Agreement may be terminated by either the NUCON Board or the SFDE Board at any time prior to the Closing Date if: (i) there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange; (iii) there shall have been any change after the date of the latest balance sheets of NUCON and SFDE, respectively, in the assets, properties, business, or financial condition of NUCON and SFDE, which could have a materially adverse affect on the value of the business of NUCON and SFDE respectively, except any changes disclosed in the NUCON and SFDE Schedules, as the case may be, dated as of the date of execution of this Agreement. In the event of termination pursuant to this paragraph (a) of Section 7.1, no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated; (iv) the Closing Date shall not have occurred by September 30, 2006; or (v) if SFDE shall not have provided responses satisfactory in NUCON’s reasonable judgment to NUCON’s request for due diligence materials.

(b)
This Agreement may be terminated at any time prior to the Closing by action of the SFDE Board if NUCON shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of NUCON contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to NUCON. If this Agreement is terminated pursuant to this paragraph (b) of Section 7.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder.

(c)
This Agreement may be terminated at any time prior to the Closing by action of the NUCON Board if SFDE shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of SFDE contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to SFDE. If this Agreement is terminated pursuant to this paragraph (c) of Section 7.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder.

ARTICLE VIII
MISCELLANEOUS

8.1  Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Nevada. Any dispute arising under or in any way related to this Agreement will be submitted to binding arbitration before a single arbitrator by the American Arbitration Association in accordance with the Association’s commercial rules then in effect. The arbitration will be conducted in Los Angeles, California. The decision of the arbitrator will set forth in reasonable detail the basis for the decision and will be binding on the parties. The arbitration award may be confirmed by any court of competent jurisdiction.

8.2  Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to SFDE, to:	Richard Connors
115B - 7198 Vantage Way
Delta BC V4G 1K7
Canada

If to NUCON, to:	Holt Smith, Esq.
6171 Century Bl 2nd Floor
Century City CA 90045

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

8.3  Attorney’s Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

8.4  Confidentiality. SFDE and the SFDE Shareholders, on the one hand, and NUCON and the NUCON Shareholders, on the other hand, will keep confidential all information and materials regarding the other Party designated by such Party as confidential. The provisions of this Section 8.5 shall not apply to any information which is or shall become part of the public domain through no fault of the Party subject to the obligation from a third party with a right to disclose such information free of obligation of confidentiality. SFDE and NUCON agree that no public disclosure will be made by either Party of the existence of the Transaction or the letter of intent or any of its terms without first advising the other Party and obtaining its prior written consent to the proposed disclosure, unless such disclosure is required by law, regulation or stock exchange rule.

8.5  Expenses. Except as otherwise set forth herein, each party shall bear its own costs and expenses associated with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, all costs and expenses incurred by NUCON and SFDE after the Closing shall be borne by the surviving entity. After the Closing, the costs and expenses of the NUCON Shareholders shall be borne by the NUCON Shareholders.

8.6  Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

8.7  Third Party Beneficiaries. This contract is solely between SFDE, NUCON and the NUCON Shareholders, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

8.8  Entire Agreement. This Agreement represents the entire agreement between the parties relating to the transaction. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

8.9  Survival. The representations and warranties of the respective parties shall not survive the Closing Date and the consummation of the transactions herein contemplated.

8.10  Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

8.11  Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.

NUCON, INC.

By:	/s/ J. Holt Smith
J. Holt Smith, President

STAFFORD ENERGY, INC.

By:	/s/ Richard Connors
Richard Connors, President